                                                                Exhibit 99.1

                                            For:  Day International Group, Inc.

                                            Contact:
                                            Thomas J. Koenig
                                            Vice President & Chief Financial
                                            Officer
                                            (937) 222-5714



FOR IMMEDIATE RELEASE

      DAY INTERNATIONAL GROUP, INC. COMMENCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR OUTSTANDING 9 1/2% SENIOR SUBORDINATED NOTES DUE 2008

         NEW YORK (October 25, 2005) -- Day International Group, Inc. (the "COMPANY") today commenced a cash tender offer for any and all of its outstanding $115 million principal amount of 9 1/2% Senior Subordinated Notes due 2008 (CUSIP No. 239536AG0) (the "NOTES") and is soliciting consents to proposed amendments to the Indenture ("INDENTURE") pursuant to which the Notes were issued. The tender offer and the consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated October 25, 2005 (the "OFFER TO PURCHASE") which more fully sets forth their terms.

         The proposed amendments to the Indenture would eliminate or modify substantially all of the affirmative and negative covenants, the provision obligating the Company to make an offer to repurchase the Notes in the event of a change in control of the Company and certain events of default contained in the Indenture.

         The tender offer and consent solicitation are scheduled to expire at 12:00 a.m. (midnight), New York City time, on November 22, 2005, unless extended (the "EXPIRATION TIME"). The consent payment deadline is 5:00 p.m., New York City time on November 7, 2005, unless extended (the "CONSENT PAYMENT DEADLINE"). If the tender offer and consent solicitation are consummated, holders of Notes who tender their Notes at or prior to the Consent Payment Deadline will receive $1,019.58 per $1,000 principal amount of the Notes validly tendered (the "TOTAL CONSIDERATION"), or 101.958% of their par value. If the tender offer and consent solicitation are consummated, holders of Notes who tender their Notes after the Consent Payment Deadline but prior to the Expiration Time, will receive $1,015.83 per $1,000 principal amount of the Notes validly tendered (the "TENDER CONSIDERATION"). The Total Consideration is the sum of the Tender Consideration and a consent payment (the "CONSENT PAYMENT") of $3.75 per $1,000 principal amount of the Notes validly tendered prior to the Consent Payment Deadline. In each case, holders that validly tender their Notes will receive accrued and unpaid interest up to, but not including, the settlement date. All holders that tender their Notes are obligated to deliver their consent to the adoption of the proposed amendments to the Indenture, even though holders that tender their Notes after the Consent Payment Deadline will not receive the Consent Payment. If the proposed amendments become effective, then all the Notes will be subject to the proposed amendments.

         The Company has obtained a commitment from Goldman Sachs Credit Partners, L.P., (the "LENDER"), pursuant to which, subject to the conditions set forth in the commitment letter, the Lender will agree to provide to the Company
(i) up to $250.0 million under a senior first lien secured term loan facility,
(ii) up to $25.0 million under a senior first lien secured revolving credit facility, and (iii) up to $140.0 million under a senior second lien secured term loan facility (collectively, the "FACILITIES"). The tender offer and consent solicitation are conditioned upon the simultaneous closing of the Facilities, as more fully described in the Offer to Purchase. The tender offer and consent solicitation are also conditioned upon the consent of holders collectively holding at least a majority in principal amount of the outstanding Notes. The tender by these holders would constitute the requisite consents to adopt the proposed amendments to the Indenture.

         The right to withdraw tendered Notes and revoke consents will expire upon the execution of the supplemental indenture containing the proposed amendments to the Indenture, which is expected to occur at or following the Consent Payment Deadline. The proposed amendments will become effective upon the Company's acceptance of the Notes tendered in the tender offer. Holders who tender their Notes after the supplemental indenture is executed may not withdraw their tenders or revoke their consents.

         Questions regarding the tender offer and consent solicitation should be directed to Goldman, Sachs & Co., the sole Dealer-Manager, at 212-357-7867 or 800-828-3182 (Attention: Credit Liability Management Group). Requests for assistance or additional sets of the offer materials may be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at 866-873-6300.

         This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the Offer to Purchase and related letter of transmittal. In any jurisdiction where the laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed made on behalf of the Company by Goldman, Sachs & Co. or one or more registered brokers or dealers under the laws of such jurisdiction.

         The Company is a worldwide leader in the design, production and marketing of precision-engineered consumable products for the printing industry and a global leader in the design, production and market of consumable fiber handling products used in the yarn-spinning industry.

This material contains forward-looking statements within the meaning of the Securities Act of 1933. These are subject to certain risks and uncertainties, including those identified below, which could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. The words "believe," "anticipate," "expect," "intend," "will likely result," "will continue," and similar expressions identify forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include but are not limited to (i) the effect of leverage, including the limitations imposed by the Company's various debt instruments; (ii) risks related to significant operations in foreign countries, including the translation of operating results to the U.S. dollar; (iii) the timely development and market acceptance of new products; (iv) the impact of competitive products and pricing; (v) the effect of changing general and industry specific economic conditions; (vi) the impact of environmental regulations; and (vii) the potential for technology obsolescence. While made in good faith and with a reasonable basis based on information currently available to the Company's management, there is no assurance that any such forward-looking statements will be achieved or accomplished. The Company is under no obligation to update any forward-looking statements to the extent it becomes aware that they are not achieved or likely to be achieved for any reason.